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                                                                    EXHIBIT 22.1

                          SUBSIDIARIES OF BANCTEC, INC.



1.   BancTec USA, Inc., a Delaware corporation.


2.   BTI Systems, Inc., a Delaware corporation.


3.   BancTec (Management) Inc., a Delaware corporation.


4.   BancTec (Export), Inc., a Virgin Islands corporation.


5.   BancTec (Puerto Rico), Inc., a Delaware corporation.


6.   BancTec (Canada), Inc., a Canadian corporation.


7.   BancTec Limited, a U.K. company.


8.   BancTec (Australia) Pty Limited, an Australian corporation.


9.   ScanData N.V., a Netherlands corporation (Joint Venture with Thomson).

          ScanData GmbH, a German corporation.

          ScanData France S.A., a French corporation.

          ScanData B.V., a Dutch corporation.

          BanTech AB, a Swedish corporation.